EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS:
Improvements Achieved Across Business Lines
Global Platform Expansion Driving Organic Growth in 2017

May 11, 2017 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the 2017 first quarter ended April 1, 2017.

First Quarter 2017 Overview

•	Revenue of $880.1 million, up 12.9%

•	Net income of $5.8 million, or $0.04 per GAAP diluted share

•	Adjusted EBITDA of $102.5 million

•	Continued strong global raw material volumes, up 4.3%

•	Improved pricing environment across most product lines

•	SG&A increase related to equity award accounting

•	Diamond Greed Diesel issued partner dividend of $25 million each

For the first quarter of 2017, the Company reported net sales of $880.1 million, as compared with net sales of $779.6 million for the first quarter of 2016. Net income attributable to Darling for the three months ended April 1, 2017 was $5.8 million, or $0.04 per diluted share, compared to a net income of $1.1 million, or $0.01 per diluted share, for the first quarter of 2016. The increase in net income for the first quarter 2017 is primarily due to higher finished product pricing for fats and proteins offset by the absence of the blenders tax credit, which was reported in the first quarter 2016 but which has not yet been reinstated for 2017.

Comments on the First Quarter 2017

“We capitalized on an improved environment with our first quarter results reflecting solid execution across our global platform leveraged by sequentially consistent and improved performance in our Feed and Food segments. Sequentially, Fuel segment results reflect the lack of the blenders tax credit and one-time settlements received last quarter,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Diamond Green Diesel completed its second maintenance turnaround and issued a partner dividend of $25 million each. Our planned expansion of Diamond Green Diesel is progressing well and we continue to focus on growing our global platform while improving efficiencies and increasing capital returns. We’re off to a good start in 2017.”

Operational Update by Segment

•
Feed Ingredients - Delivered operational excellence and rigorous cost control measures supported by strong global raw material volumes both sequentially and year-over-year. Strong global fats market driven by improved European biofuel demand were offset by lagging meat and bone meal pricing in North America. Slow demand challenged North American specialty businesses early in quarter with sales rebounding to expected levels.

•
Food Ingredients - Rousselot gelatin business leveraged improved pricing and delivered steady performance in China and Europe. However, these results were offset by lower than expected earnings in our South American markets. Volumes were consistent over prior periods. Sonac edible fat earnings held margins despite weakening of the global palm oil markets. CTH casings business delivered strong performance on tight markets due to global shrinking raw material availability especially from the Chinese markets.

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•
Fuel Ingredients - Steady performance with segment decline due to the absence of the blenders tax credit, and sequential decline reflects insurance settlement and tariff true-ups in Q4 2016. Ecoson biophosphate plant back on line and gaining momentum. Rendac delivered consistent earnings while North American biodiesel facilities operated at a minor loss with the lack of the blenders tax credit.

•
Diamond Green Diesel Joint Venture (DGD) - DGD was operationally strong with second major turnaround completed in approximately 18 days. Margin compression was due to reduced RIN values, higher fat prices and absence of the blenders tax credit. Partner dividends of $25 million each were issued during the quarter. Solid cash position and expansion to 275 million gallons of annual production is on schedule for completion in Q2 2018.

Financial Update by Segment

Feed Ingredients	Three Months Ended
($ thousands)	April 1, 2017	April 2, 2016
Net Sales	$552,624	$476,171
Selling, general and administrative expenses	45,467	45,251
Depreciation and amortization	43,719	44,377
Segment operating Income	30,828	13,886
EBITDA	$74,547	$58,263
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended April 1, 2017 was $30.8 million, an increase of $16.9 million or 121.6% as compared to the three months ended April 2, 2016. Earnings for the Feed Ingredients segment were higher due to an overall increase in finished product prices, sales volumes and higher raw material volumes as compared to the same period in fiscal 2016.

•
Feed Ingredients net sales during the three months ended April 1, 2017 were $552.6 million, an increase of $76.4 million or 16.0% as compared to $476.2 million during the three months ended April 2, 2016. Net sales for the Feed Ingredients segment were higher due to higher finished product prices and higher sales volumes across substantially all business lines compared to the same period in fiscal 2016.

Food Ingredients	Three Months Ended
($ thousands)	April 1, 2017	April 2, 2016
Net Sales	$267,788	$247,897
Selling, general and administrative expenses	25,059	23,759
Depreciation and amortization	17,601	16,704
Segment operating Income	14,127	21,880
EBITDA	$31,728	$38,584
*EBITDA calculated by adding depreciation and amortization to segment operating income.

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•
Food Ingredients operating income was $14.1 million for the three months ended April 1, 2017, a decrease of $7.8 million or 35.6% as compared to the three months ended April 2, 2016. The earnings in the gelatin business were down as compared to the prior year due to the performance in the Company’s South American markets. The Company’s South American business was impacted by sales price decline influenced by an oversupply of hide gelatin as well as the results of lower import tariff regulations in Argentina during the quarter.

•	Food Ingredients net sales overall increased as a result of higher sales volumes in both the gelatin and casings businesses.

Fuel Ingredients	Three Months Ended
($ thousands)	April 1, 2017	April 2, 2016
Net Sales	$59,660	$55,573
Selling, general and administrative expenses	3,291	1,850
Depreciation and amortization	6,845	6,919
Segment operating Income	3,508	6,122
EBITDA	$10,353	$13,041
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the three months ended April 1, 2017 was $3.5 million, a decrease of $2.6 million or 42.6% as compared to the same period in fiscal 2016. For the three months ended April 1, 2017 the North American region results do not include the blenders tax credit, while fiscal 2016 included the blenders tax credit in the first quarter of 2016. Earnings in Rendac, our European disposal rendering operation, for the three months ended April 1, 2017 were up slightly as compared to the same period in prior year as a result of an increase in sales volumes, an increase in raw material volumes and higher finished fat prices due to increased biofuels demand.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients net sales increased due to generally higher fat prices due to increased biofuels demand in Europe as compared to the same period in fiscal 2016.

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Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended April 1, 2017 and April 2, 2016
(in thousands, except per share data)
(unaudited)

	Three Months Ended
			$ Change
	April 1,	April 2,	Favorable
	2017	2016	(Unfavorable)
Net sales	$880,072	$779,641	$100,431
Costs and expenses:
Cost of sales and operating expenses	689,627	598,893	(90,734)
Selling, general and administrative expenses	87,917	81,469	(6,448)
Depreciation and amortization	71,114	72,256	1,142
Acquisition and integration costs	—	331	331
Total costs and expenses	848,658	752,949	(95,709)
Operating income	31,414	26,692	4,722
Other expense:
Interest expense	(21,680)	(23,901)	2,221
Foreign currency loss	(264)	(2,603)	2,339
Other expense, net	(960)	(1,305)	345
Total other expense	(22,904)	(27,809)	4,905
Equity in net income of unconsolidated subsidiary	706	5,643	(4,937)
Income before income taxes	9,216	4,526	4,690
Income taxes expense	1,818	1,863	45
Net income	7,398	2,663	4,735
Net income attributable to noncontrolling interests	(1,569)	(1,584)	15
Net income attributable to Darling	$5,829	$1,079	$4,750
Basic income per share	$0.04	$0.01	$0.03
Diluted income per share	$0.04	$0.01	$0.03

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Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
April 1, 2017 and December 31, 2016
(in thousands)

	April 1,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$138,880	$114,564
Restricted cash	282	293
Accounts receivable, net	389,864	388,397
Inventories	342,114	330,815
Prepaid expenses	32,852	29,984
Income taxes refundable	6,978	7,479
Other current assets	16,331	21,770
Total current assets	927,301	893,302

Property, plant and equipment, less accumulated depreciation, net	1,532,583	1,515,575
Intangible assets, less accumulated amortization, net	697,820	711,927
Goodwill	1,233,271	1,225,893
Investment in unconsolidated subsidiaries	270,921	292,717
Other assets	42,138	43,613
Deferred income taxes	15,627	14,990
Total assets	$4,719,661	$4,698,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$24,965	$23,247
Accounts payable, principally trade	181,439	180,895
Income taxes payable	12,066	4,913
Accrued expenses	233,324	242,796
Total current liabilities	451,794	451,851

Long-term debt, net of current portion	1,727,496	1,727,696
Other non-current liabilities	95,720	96,114
Deferred income taxes	340,814	346,134
Total liabilities	2,615,824	2,621,795

Commitments and contingencies
Total Darling's stockholders' equity	1,999,362	1,972,994
Noncontrolling interests	104,475	103,228
Total stockholders' equity	2,103,837	2,076,222
	$4,719,661	$4,698,017

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Fiscal Years Ended April 1, 2017 and April 2, 2016
(in thousands)
(unaudited)

	Three Months Ended
	April 1,	April 2,
Cash flows from operating activities:	2017	2016
Net income	$7,398	$2,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,114	72,256
Loss on disposal of property, plant, equipment and other assets	(125)	698
Deferred taxes	(8,454)	(3,705)
Increase/(decrease) in long-term pension liability	702	(1,146)
Stock-based compensation expense	6,732	2,440
Deferred loan cost amortization	2,176	2,794
Equity in net (income) of unconsolidated subsidiaries	(706)	(5,643)
Distribution of earnings from unconsolidated subsidiaries	25,000	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(753)	7,118
Income taxes refundable/payable	7,576	400
Inventories and prepaid expenses	(10,660)	(21,206)
Accounts payable and accrued expenses	(8,365)	3,336
Other	2,834	(14,962)
Net cash provided by operating activities	94,469	45,043
Cash flows from investing activities:
Capital expenditures	(62,292)	(53,375)
Acquisitions, net of cash acquired	—	(8,511)
Investment of unconsolidated subsidiaries	(2,250)	—
Gross proceeds from disposal of property, plant and equipment and other assets	1,340	1,424
Proceeds from insurance settlement	3,301	1,181
Net cash used by investing activities	(59,901)	(59,281)
Cash flows from financing activities:
Proceeds from long-term debt	8,649	8,760
Payments on long-term debt	(9,265)	(16,207)
Borrowings from revolving credit facility	47,000	33,000
Payments on revolving credit facility	(52,327)	(21,000)
Net cash overdraft financing	(1,077)	—
Deferred loan costs	(1,135)	—
Issuance of common stock	22	45
Repurchase of treasury stock	—	(5,000)
Minimum withholding taxes paid on stock awards	(1,995)	(1,788)
Excess tax benefits from stock-based compensation	—	(446)
Distributions to noncontrolling interests	(433)	—
Net cash used by financing activities	(10,561)	(2,636)
Effect of exchange rate changes on cash	309	7,316
Net increase/(decrease) in cash and cash equivalents	24,316	(9,558)
Cash and cash equivalents at beginning of period	114,564	156,884
Cash and cash equivalents at end of period	$138,880	$147,326
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(2,787)	$(6,595)
Cash paid during the period for:
Interest, net of capitalized interest	$19,022	$20,597
Income taxes, net of refunds	$2,429	$5,114
Non-cash financing activities
Debt issued for assets	$—	$10
Contribution of assets to unconsolidated subsidiary	$—	$2,674

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Selected financial information for the Company’s Diamond Green Diesel Joint Venture is as follows:

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
Three Months Ended March 31, 2017 and December 31, 2016
(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets:
Total current assets	$212,915	$268,734
Property, plant and equipment, net	360,476	354,871
Other assets	10,226	12,164
Total assets	$583,617	$635,769

Liabilities and members' equity:
Total current portion of long term debt	$17,023	$17,023
Total other current liabilities	24,100	23,200
Total long term debt	49,497	53,753
Total other long term liabilities	427	418
Total members' equity	492,570	541,375
Total liabilities and members' equity	$583,617	$635,769

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months Ended March 31, 2017 and March 31, 2016
(in thousands)
(unaudited)

	Three Months Ended
			$ Change
	March 31,	March 31,	Favorable
	2017	2016	(Unfavorable)
Revenues:
Operating revenues	$125,397	$71,768	$53,629
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	115,322	52,509	(62,813)
Depreciation, amortization and accretion expense	8,113	5,378	(2,735)
Operating income	1,962	13,881	(11,919)
Other income	223	15	208
Interest and debt expense, net	(990)	(2,814)	1,824
Net income	$1,195	$11,082	$(9,887)

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:
Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
First Quarter 2017 as compared to First Quarter 2016

	Three Months Ended - Year over Year
Adjusted EBITDA	April 1,	April 2,
(U.S. dollars in thousands)	2017	2016

Net income attributable to Darling	$5,829	$1,079
Depreciation and amortization	71,114	72,256
Interest expense	21,680	23,901
Income tax expense	1,818	1,863
Foreign currency loss	264	2,603
Other expense, net	960	1,305
Equity in net (income) of unconsolidated subsidiary	(706)	(5,643)
Net income attributable to noncontrolling interests	1,569	1,584
Adjusted EBITDA	$102,528	$98,948
Acquisition and integration-related expenses	—	331
Pro forma Adjusted EBITDA (Non-GAAP)	$102,528	$99,279
Foreign currency exchange impact (1)	1,832	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$104,360	$99,279

DGD Joint Venture Adjusted EBITDA (Darling's share)	$5,037	$9,629

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended April 2, 2016 of €1.00:USD$1.10 and CAD$1.00:USD$0.73 as compared to the average rate for the three months ended April 1, 2017 of €1.00:USD$1.07 and CAD$1.00:USD$0.75, respectively.

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Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
First Quarter 2017 as compared on a sequential basis to Fourth Quarter 2016

	Three Months Ended - Sequential
Adjusted EBITDA	April 1,	December 31,
(U.S. dollars in thousands)	2017	2016

Net income attributable to Darling	$5,829	$40,541
Depreciation and amortization	71,114	77,468
Interest expense	21,680	22,439
Income tax expense	1,818	6,213
Foreign currency loss/(gain)	264	(387)
Other expense/(income), net	960	(1,819)
Equity in net (income) of unconsolidated subsidiary	(706)	(32,746)
Net income attributable to noncontrolling interests	1,569	1,139
Adjusted EBITDA	$102,528	$112,848
Foreign currency exchange impact (1)	583	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$103,111	$112,848

DGD Joint Venture Adjusted EBITDA (Darling's share)	$5,037	$36,721

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the three months ended December 31, 2016 of €1.00:USD$1.08 and CAD$1.00:USD$0.75 as compared to the average rate for the three months ended April 1, 2017 of
€1.00:USD$1.07 and CAD$1.00:USD$0.75, respectively.

About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://www.darlingii.com.
Darling Ingredients Inc. will host a conference call to discuss the Company’s first quarter 2017 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, May 12, 2017. To listen to the conference call, participants calling from within North America should dial 844-868-8847; international participants should dial 412-317-6593. Please refer to access code 10104353. Please call approximately ten minutes before the start of the call to ensure that you are connected.

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The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through May 23, 2017, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10104353. The conference call will also be archived on the Company’s website.
Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at April 1, 2017. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.
Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300